Exhibit 99.1

Health Insurance Innovations, Inc. Reports Record First Quarter Results

- Record Quarterly Revenue; Up 43.2% from 1Q 2013

- Company to Host Conference Call and Webcast at 10:00 a.m. EST, Tuesday, May 13

TAMPA, Fla., May 12, 2014—Health Insurance Innovations, Inc. (NASDAQ:HIIQ) (“HII” or “Company”), a leading developer, virtual administrator and private exchange for affordable, cloud-based health insurance plans and ancillary products, today reported its results for the first quarter ending March 31, 2014, including:

•	Record quarterly Premium Equivalents, total collections from customers, of $31.0 million, representing 40.3% growth from $22.1 million in the first quarter of 2013. (See the reconciliation of Premium Equivalents to revenues and non-GAAP gross margin within this release.)

•	Record quarterly revenues of $17.9 million, representing 43.2% growth from $12.5 million, in the first quarter of 2013.

•	Non-GAAP gross margin of $8.7 million, representing 107.1% growth from $4.2 million in the first quarter of 2013. For the first quarter of 2014, the ratio of non-GAAP gross margin to Premium Equivalents was 28.1% compared to 19.0% for the first quarter of 2013, a 910 basis point increase.

•	Adjusted EBITDA of $1.2 million, representing an increase of over 100% compared to $0.6 million in the first quarter of 2013. (See reconciliation of Net Loss to EBITDA and Adjusted EBITDA within this release.)

•	Quarterly net loss of $0.2 million vs. a net loss of $7.5 million in the first quarter of 2013.

•	A total of 57,644 submitted applications, an increase of 107% over the first quarter of 2013, with 56% sequential growth from fourth quarter of 2013 to first quarter of 2014. (Submitted applications represent the number of customer applications for all types of policies sold by HII and are a non-financial measure used by management to monitor and manage the success of Company new policy sales.)

•	Record policies in force as of March 31, 2014, totaled 85,875, a 44.2% increase from 59,545 as of March 31, 2013.

Mike Kosloske, CEO of HII stated, “Our 2014 strategic initiatives are ahead of schedule and we are excited by our first quarter results. Our strong balance sheet and cash position are allowing us to continue investment in products, programs and acquisitions that are enhancing our competitive position, market share and awareness of our products with consumers who need affordable health insurance coverage in 2014 and beyond.

“The demand for our affordable health insurance products continued the momentum established in the fourth quarter of 2013, and as the Patient Protection and Affordable Care Act (“ACA”) open enrollment period drew to a close in April,” said Mr. Kosloske. “Our first quarter 2014 performance is a great start to the year on a plan to achieve a growth rate in Premium Equivalents (gross collections from customers) that will exceed the record growth achieved in 2013.”

Operational Highlights

Policies in force have expanded by 44.2% in the first quarter of 2014 to 85,875 compared to 59,545 as of March 31, 2013. During this quarter, HII added four call centers and over 4,000 licensed insurance brokers to its distribution network. As of March 31, 2014, HII’s distribution included 97 call centers and over 14,000 licensed broker distributors compared to 54 licensed agent call centers and 9,000 licensed brokers at the end of the first quarter in 2013.

In the first quarter of 2014, HII introduced a first-to-market cloud-based tool designed for brokers using a standard Internet connection to compare the best rates and benefits of ACA plans with subsidies to short-term medical plans, including potential penalties. This unique tool arms consumers with real-time information necessary to make well-informed choices.

“The record increase in submitted applications demonstrates elevated market demand enhanced by the ACA for our particular niche of products, innovative technologies and continued expansion of our licensed insurance agent network,” Mr. Kosloske added. “Our distributors have identified our short-term medical plans as one of very few affordable alternatives available to meet the expected growing demand in the individual health insurance market during open enrollment and particularly during the period that ACA enrollment is closed—between April 15th through November 15th of this year.”

First Quarter 2014 Financial Highlights

First quarter revenues of $17.9 million and Premium Equivalents of $31.0 million increased by 43.2% and 40.3%, respectively, over the same metrics for the first quarter of 2013. A reconciliation of Premium Equivalents to revenues for the three month periods ended March 31, 2014 and 2013 and is included in the financial supplement of this press release. By policy type, the first quarter 2014 mix of revenues was as follows: 61% short-term medical, 17% hospital indemnity and 22% ancillary products.

During the first quarter of 2014, the Company incurred a pre-tax loss of $0.3 million in comparison to pre-tax loss of $6.3 million in the first quarter of 2013. The primary driver of the significantly lower pre-tax loss this period was the substantial increase in revenues and gross margin this period, the $5.5 million of expense recorded in the first quarter of 2013 related to the TSG Agency transaction, and $0.4 million decrease in non-cash stock-based compensation expense during the first quarter of 2014, as compared to the first quarter of 2013. Also in the first quarter of 2014, the Company spent slightly more than expected on sales and marketing expense due to higher than expected sales in owned call centers. These up-front call center SG&A expenses will lead to increased revenues and income as the policies remain in force. In addition, a non-cash charge of $0.7 million was recorded to increase the fair value of the earn-out liability expected to be paid to Secured over the next nine quarters, in light of the strong policy production trends this owned distributor has achieved.

EBITDA (earnings before interest, taxes, depreciation and amortization) was $0.1 million for the first three months of 2014 compared to negative $6.1 million for the same period in 2013. Adjusted EBITDA is calculated starting with EBITDA, which is then further adjusted for items that are not part of regular operating activities, including acquisition costs, contract termination costs, other non-cash items (such as stock-based compensation) and the $0.7 million fair value adjustment recorded this quarter. Adjusted EBITDA was $1.2 million for the first three months of 2014, compared to $0.6 million for the same period in 2013. A reconciliation of net (loss) income to EBITDA and Adjusted EBITDA for the periods presented is included in this press release.

Loss per diluted share for the first quarter of 2014 was $0.01 compared to a loss of $0.78 in the first quarter of 2013. Non-GAAP Net Income per Share was $0.06 for the first quarter of 2014 compared to $0.03 in the first quarter of 2013. A reconciliation of Adjusted EBITDA to Non-GAAP Net Income per Share is included in this press release.

Non-GAAP gross margin, which is calculated starting with revenues and then adjusted for third-party commissions, credit card and ACH fees, increased to $8.7 million, or 28.1%, of Premium Equivalents for the first quarter of 2014, compared to $4.2 million of non-GAAP Gross Margin and 19.0% of Premium Equivalents in the same period in 2013. This 910 basis point increase reflects the acquisition of the Company’s largest distributor in July 2013 and an increase in the proportion of higher-margin ancillary policies in force. A reconciliation of Premium Equivalents to revenues and non-GAAP Gross Margin for the periods presented is included within this press release.

Cash used in operations during the first quarter of 2014 was $3.1 million, compared to cash used in operations of $5.5 million in the same period in 2013. Cash outflow this quarter primarily reflects $2.3 million of cash paid in advanced commissions to HII distributors as part of the Company’s strategy to help its distributors fund the cost of increased new policy production. The outflow was also attributed to $1.5 million of additional working capital associated with company growth. The operating cash outflow in 2013 was due to the $5.5 million paid in the TSG Agency transaction.

As of March 31, 2014, the Company had $34.2 million in cash and cash equivalents and short-term investments and no long-term debt.

2014 Outlook

In 2014, the Company expects strong sales trends to continue.

As we have previously discussed, our strategic focus in 2014 leverages 4 business model strengths:

1.	Price of Insurance Policies: Premiums for individual and family private insurance have significantly increased. In some states, premiums doubled in 2014 over 2013 rates.

•	Premiums for HII products are among the most affordable coverage available to qualified individuals and families, allowing them flexibility to choose their own doctor or hospital.

2.	Products Available for Year-round Sales: Enrollment in on-exchange individual major medical plans will be limited to the few with a qualifying life event.

•	Over 300,000 licensed insurance brokers across the country have seen significant limitation in products that are both affordable to consumers and profitable to sell—until November 15th. Short-term medical will remain one of the few exceptions.

3.	Product Line Innovation: The Company’s unique position as a product developer, working with multiple insurance carriers and distributors will allow us to remain agile—to rapidly evolve and rapidly advance our pipeline with innovative, profitable products—relevant to the changes in the marketplace.

4.	Digital Focus: The increased dependence on digital technologies to deliver more aspects of our lives—including health insurance purchases as mandated by the ACA sites. HII’s competitive advantages are driven by its consumer-friendly, reliable technologies.

•	We have sold approximately 370,000 policies in the past five years on our unique, virtually administrated “Quote-Buy-Print” platform. We plan to continue our commitment to scalable customer-focused technology as the foundation of our business, and to build processes that deliver satisfying customer experiences, customer loyalty and maximized revenue.

Conference Call and Webcast

The Company will host a conference call and webcast to discuss these results on Tuesday, May 13, 2014 at 10:00 a.m. Eastern Time. The toll free dial-in number is (877) 312-8797; the toll number is (678) 825-8236; the passcode is 33838922. A webcast of the conference call may be accessed in the Investor Relations section of HII’s website at http://investor.hiiquote.com/events.cfm. The webcast will be archived for 30 days. Copies of the earnings release and other financial information about HII may also be accessed in the Investor Relations section of HII’s website at www.hiiquote.com. The Company regularly posts or otherwise makes available information within the Investor Relations section that may be important to investors.

About Health Insurance Innovations, Inc.

Headquartered in Tampa, Florida, Health Insurance Innovations, Inc. creates customizable and affordable, high-quality health insurance products and supplemental services through relationships with best-in-class carriers. We are an industry leader in the sale of agile health plans, which provide an economical alternative to Individual Major Medical plans. HII pioneered and engineered its next-generation, cloud-based technology platform to provide licensed agents, brokers, and call centers with real-time health insurance solutions, allowing them to tailor plans to fit consumers’ budgets and needs.

Additional information about HII can be found at www.hiiquote.com. The reference to our website is not intended to incorporate our website into this press release.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical fact, and may include statements relating to goals, plans and projections regarding new markets, products, services, growth strategies, anticipated trends in our business and anticipated changes and developments in the United States health insurance system and laws. Forward-looking statements are based on the Company’s current assumptions, expectations and belief are generally identifiable by use of words “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,”

“believes,” “estimates,” “predicts,” “potential” or “continue,” or similar expressions and involve significant risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by these statements. These risks and uncertainties include, among other things, our ability to maintain relationships and develop new relationships with health insurance carriers and distributors, our ability to retain our members, the demand for our products, the amount of commissions paid to us or changes in health insurance plan pricing practices, competition, changes and developments in the United States health insurance system and laws, and HII’s ability to adapt to them, the ability to maintain and enhance our name recognition, difficulties arising from acquisitions or other strategic transactions, and our ability to build the necessary infrastructure and processes to maintain effective controls over financial reporting. These and other risk factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements are discussed in HII’s Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent Quarterly Reports on Form 10-Q, all as filed with the Securities and Exchange Commission as well as other documents that may be filed by HII from time to time with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. You should not rely on any forward-looking statement as representing our views in the future. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

HEALTH INSURANCE INNOVATIONS, INC.

(Prior to February 13, 2013 Health Plan Intermediaries, LLC and Subsidiaries, LLC)

Consolidated Balance Sheets

($ in thousands, except share and per share data)

	March 31, 2014	December 31, 2013
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$30,094	$17,054
Cash held on behalf of others	5,105	4,591
Investment proceeds receivable	—	15,000
Short-term investments	4,114	6,877
Accounts receivable, prepaid expenses and other current assets	2,464	963
Advanced commissions	4,860	2,596
Income taxes receivable	430	395

Total current assets	47,067	47,476
Property and equipment, net	480	389
Goodwill	18,014	18,014
Intangible assets, net	4,906	5,281
Other assets	31	489

Total assets	$70,498	$71,649

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$6,949	$7,074
Contingent acquisition consideration	2,274	1,945
Deferred revenue	517	882
Due to member	—	916
Other current liabilities	173	187

Total current liabilities	9,913	11,004
Contingent acquisition consideration	1,874	1,931
Due to member pursuant to tax receivable agreement	423	423
Other liabilities	476	514

Total liabilities	12,686	13,872
Commitments and contingencies
Stockholders’ equity:
Class A common stock (par value $0.001 per share, 100,000,000 shares authorized; 5,309,594 shares issued and 5,169,826 outstanding)	5	5
Class B common stock (par value $0.001 per share, 20,000,000 shares authorized; 8,566,667 shares issued and outstanding)	9	9
Preferred stock (par value $0.001 per share, 5,000,000 shares authorized; no shares issued and outstanding)	—	—
Additional paid-in capital	29,192	28,787
Treasury stock, at cost (139,768 shares)	(1,680)	(1,563)
Accumulated deficit	(3,429)	(3,355)

Total Health Insurance Innovations, Inc. stockholders’ equity	24,097	23,883
Noncontrolling interests	33,715	33,894

Total stockholders’ equity	57,812	57,777

Total liabilities and stockholders’ equity	$70,498	$71,649

HEALTH INSURANCE INNOVATIONS, INC.

(Prior to February 13, 2013 Health Plan Intermediaries, LLC and Subsidiaries, LLC)

Consolidated Statements of Operations (unaudited)

($ in thousands, except share and per share data)

	Three Months Ended March 31,
	2014	2013
Revenues (premium equivalents of $30,951 and $22,084 for the three months ended March 31, 2014 and 2013, respectively)	$17,927	$12,471

Operating expenses:
Third-party commissions	8,882	8,037
Credit cards and ACH fees	359	265
Contract termination	—	5,500
Selling, general and administrative	7,914	4,308
Depreciation and amortization	405	244

Total operating expenses	17,560	18,354

Income (loss) from operations	367	(5,883)

Other expense (income):
Interest (income) expense	(15)	38
Other expense	662	428

Net loss before income taxes	(280)	(6,349)
(Benefit) provision for income taxes	(32)	1,167

Net loss	(248)	(7,516)
Net loss attributable to noncontrolling interests	(174)	(3,828)

Net loss attributable to Health Insurance Innovations, Inc.	$(74)	$(3,688)

Per share data:
Net loss per share attributable to Health Insurance Innovations, Inc.
Basic	$(0.01)	$(0.78)

Diluted	$(0.01)	$(0.78)

Weighted average Class A shares outstanding
Basic	5,025,669	4,717,731
Diluted	5,025,669	4,717,731

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

For the Three Months Ended March 31, 2014 and 2013

(unaudited)

($ in thousands)

	Three months ended March 31,
	2014	2013
Net loss	$(248)	$(7,516)
Interest (income) expense	(15)	38
Depreciation and amortization	405	244
(Benefit) provision for income taxes	(32)	1,167

EBITDA (1)	110	(6,067)

Non-cash stock based compensation	405	774
Fair value adjustment to contingent consideration	722	—
Expenses payable pursuant to the tax receivable agreement	—	377
Contract termination expense	—	5,500

Adjusted EBITDA (2)	$1,237	$584

(1)	“EBITDA” is defined as net income before interest expense, income taxes and depreciation and amortization. EBITDA does not represent, and should not be considered as, an alternative to net income or cash flows from operations, each as determined in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. We have presented EBITDA because we consider it an important supplemental measure of our performance and believe that it is frequently used by analysts, investors and other interest parties in the evaluation of companies. Other companies may calculate EBITDA differently than we do. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.
(2)	To calculate Adjusted EBITDA, we calculate EBITDA, which is then further adjusted for items that are not part of regular operating activities, including acquisition costs, contract termination costs, and other non-cash items such as stock-based compensation. Adjusted EBITDA does not represent, and should not be considered as, an alternative to net income or cash flows from operations, each as determined in accordance U.S. GAAP. We have presented Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe that it is frequently used by analysts, investors and other interested parties in the evaluation of companies. Other companies may calculate Adjusted EBITDA differently than we do. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

Reconciliation of Premium Equivalent to Revenues & Non GAAP Gross Margin

For the Three Months Ended March 31, 2014 and 2013

(unaudited)

($ in thousands)

	Three months ended March 31,
	2014	2013
Premium equivalents (1)	$30,951	$22,084
Less risk premium	(12,340)	(9,100)
Less amounts earned by third party obligors	(684)	(513)

Revenues	17,927	12,471

Less third-party commissions	8,882	8,037
Less credit card and ACH fees	359	265

Non GAAP gross margin (2)	$8,686	$4,169

(1)	“Premium Equivalents” is defined as the combination of premiums, fees for discount benefit plans, fees for distributors and our enrollment fees. Premium Equivalents does not represent, and should not be considered as, an alternative to revenues, as determined in accordance with U.S. GAAP. We have included Premium Equivalents in this press release because it is a key measure used by our management to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short-term and long-term operational plans. In particular, the inclusion of Premium Equivalents can provide a useful measure for period-to-period comparisons of our business. Premium Equivalents has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

(2)	“Non GAAP gross margin” is defined as revenues less third party commissions and credit card and ACH fees. Non GAAP gross margin does not represent, and should not be considered as, an alternative to revenues, as determined in accordance with U.S. GAAP. We have included non GAAP gross margin in this press release because it is a key measure used by our management to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short-term and long-term operational plans. In particular, the inclusion of non GAAP gross margin can provide a useful measure for period-to-period comparisons of our business. Non GAAP gross margin has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Non GAAP gross margin may not accurately or full reflect our costs of generating revenues in the periods presented.

Reconciliation of Adjusted EBITDA to Non GAAP Net Income per Share

For the Three Months Ended March 31, 2014 and 2013

(unaudited)

($ in thousands)

	Three months ended March 31,
	2014	2013
Adjusted EBITDA	$1,237	$584
Less: depreciation	(30)	(19)

Non-GAAP pre-tax income	1,207	565
Less: income tax expense (1)	(422)	(198)

Non GAAP Net Income	785	367

Total diluted share count (2)	13,593	13,285

Non-GAAP Net Income Per Share (2)	$0.06	$0.03

(1)	Non-GAAP Net Income is computed by subtracting depreciation (but not amortization of intangible assets) from Adjusted EBITDA to determine Non GAAP pre-tax income, from which an assumed tax expense calculated at the 35% federal statutory rate is deducted.
(2)	Non GAAP Net Income per Share is computed by dividing Non GAAP Net Income by the total number of diluted Class A and Class B shares for each period. We have included Non GAAP Net Income per Share in this press release because it is a key measure used by our management to understand and evaluate our core operating performance and trends and because we believe it is frequently used by analysts, investors and other interested parties in the evaluations of companies. Other companies may calculate this measure differently than we do. Non GAAP Net Income per Share has limitations as an analytical tool, and you should not consider it in isolation or substitution for earnings per shares as reported under U.S. GAAP.

CONTACTS:

Health Insurance Innovations, Inc.:

James Dietz

Executive Vice President and Chief Financial Officer

(877) 376 5831 ext.282

jdietz@hiiquote.com

Investor Contact:

Susan Noonan

S.A. Noonan Communications, LLC

(212) 966 3650

susan@sanoonan.com

Media Contact:

Emily Hendricks

Zeno Group

646-263-4921 (mobile)